Exhibit 10.39

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONFIDENTIAL

January 25, 2024

YA II PN, Ltd.

c/o Yorkville Advisors Global, LLC

1012 Springfield Avenue

Mountainside, NJ 07092

Attention: [***]

Cc email: [***]

Re:Convertible Debenture

Dear Sirs

l.

We refer to the Registration Rights Agreement between VinFast Auto Ltd. (the “Company”) and YA II PN, Ltd. (the “Investor”) dated December 29, 2023 (the “Agreement”) and the convertible debenture in the principal amount of$50.0 million issued by the Company on December 29, 2023 (the “Convertible Debenture”). Capitalized terms used but not defined in this letter (the “Letter”) shall have the meanings given to such terms in the Agreement.

2.	The Investor acknowledges that:

(a)

the Company has informed the Investor that, as of the date ofthis Letter, due to a recent inspection by the PCAOB which has not been concluded, the Company's independent registered public accounting firm (the “Auditor”) has not authorized the filing of its consent (the “Consent”) to the use of the Auditor's report on the Company's consolidated financial statements in the registration statement that the Company is preparing to file in accordance with Section 2(b) of the Agreement;

(b)	the Company has advised the Investor that such Consent is required to be filed as an exhibit to any registration statement that the Company files with the SEC; and
(c)

as a result, as of the date of this Letter, the Company will be unable to file an initial Registration Statement on Form F-1 covering the resale by the Investor of the Registrable Securities on or prior to the Filing Deadline in accordance with Section 2(b) of the Agreement.

3.	The Investor hereby confirms and agrees that the definition of "Filing Deadline" in the Agreement shall be deleted in its entirety and replaced as follows:

""Filing Deadline" means, with respect to a Registration Statement required to be filed pursuant to Section 2(b), February 27, 2024."

4.

This Letter shall be effective as of the date hereof. This Letter, and acceptance of the same, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by email or pdf, or telex or by telecopy or telefax of a facsimile signature page shall be binding upon that party so confirming. No provision hereof may be waived or modified other than by an instrument in writing signed by each of the parties hereto.

5.

This Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles. Each party to this Letter agrees that any action or proceeding arising out of or relating in any way to this Letter shall be brought in a court of competent jurisdiction sitting in the state or federal courts of the State of New York. Each party to this Letter hereby irrevocably waives any right it may have, any agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Letter or any transaction contemplated hereby.

6.	Please sign, date and return the enclosed copy of this Letter to signify your acceptance and acknowledgement of its terms.

[Signature Pages Follow]

Yours faithfully

VINFAST AUTO LTD.

By:	/s/ Le Thi Thu Thuy
Name:	LE THI THU THUY
Title:	Executive Chairwoman of the Board of Directors

Acceptance and acknowledgement

We agree to the terms of the above Letter. YA II

PN, LTD.
By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Troy Rillo
Name:	Troy Rillo
Title:	Member